SALES AGREEMENT

between

NTP RADIOISOTOPES (PTY) LTD

and

International Isotopes Idaho, Inc

July 2010

This Agreement is effective from the August 1st, 2010 and once signed by all Parties. (Hereafter the "Effective Date")

THE PARTIES:

The Parties to this agreement are:

NTP Radioisotopes (Pty) Ltd, a company incorporated under the laws of the Republic of South Africa, having its registered office at Church Street West Extension, Brits Magisterial District, Northwest Province, Republic of South Africa, represented herein by Mr. RG von Gogh in his capacity as Marketing and Sales Manager and duly authorized thereto. (Hereinafter called "NTP"), and

International Isotopes Idaho Inc. (I3), having its head office at 4137 Commerce Circle Idaho Falls, ID. 83401 USA., represented herein by Mr. Steve Laflin in his capacity as CEO and duly authorized thereto. (Hereinafter called "I3")

RECITALS:

WHEREAS NTP is a producer and supplier of Fission Iodine-131 (hereinafter "Product"); and

WHEREAS, I3 has secured permission from the (Customer's) government authority to import large amount of Product from NTP (Permissions), and

WHEREAS, I3 desires to purchase Product from NTP as per the conditions of this Agreement; and

WHEREAS, NTP desires to supply I3 with Product in an effective and safe manner.

NOW THEREFORE in consideration of the mutual covenants set out below, the Parties agree as follows:

SECTION 1 - PURCHASE AND SALE OF PRODUCT

1.1 NTP shall sell Product to I3, and I3 shall purchase Product from NTP, the specification of which is set forth in Exhibit A.

1.2 I3 shall be free to sell Product to any customers within the Territories: United States of America only unless written permissions from NTP (signed by the Managing Director) is granted for sales in other Territories.

SECTION 2 - ORDERS FOR PRODUCT

2.1 I3 shall buy from NTP Product on a regular weekly basis to be supplied and delivered on pre-arranged days of the week and following receipt of official order stating activity of Product batch required.

2.2 The number of curies of Product shipped from NTP shall be calibrated for 168 hours from 12:00 GMT + 2 hours on the day of dispatch from NTP.

2.3 I3 and NTP shall engage one another in the periodic calibration of their respective radioactivity measurement systems by reference to the National Institute of Standards and Testing (NIST) or equivalent standard reference materials.

SECTION 3 - DELIVERY TERMS

3.1 Product destined for I3 shall be delivered by NTP to the airport of departure on a FCA basis. "FCA" in this Agreement shall be interpreted in accordance with ICC INCOTERMS 2000 as amended. For delivery purposes I3 will secure all necessary Government import authorization based on information provided by NTP.

3.2 NTP shall procure and manage transportation on I3's behalf by airfreight in accordance with I3's instructions for delivery to the final destination or the first airport of transhipment, as applicable. I3 shall make all shipping arrangements to ship the Product from the airport of transhipment to the final destination. NTP agrees to assist I3 with making the arrangements for transhipment, should this be necessary, including providing shipping documentation such as air waybills.

3.3 All costs in respect of transporting any shipment of Product, which shall be on a FCA basis from airport of departure, shall be for the account of I3. NTP shall pre-pay such shipping costs and invoice I3 accordingly for costs incurred.

3.4 Shipping arrangements shall be subject to the availability of commercial airfreight services accepting radioactive shipments on the days necessary to meet the shipping requirements. In the event of changes in the availability of existing airfreight services on such days, NTP shall promptly notify I3 and, upon such notification, NTP and I3 shall work together to find mutually acceptable alternatives.

3.5 Title and risk of loss to Product shall transfer from NTP to I3 when the Product is handed over by the supplier to the freight forwarder or shipping company at the airport of departure.

3.6 All air waybill numbers of NTP and the identification number of each container to be used for each scheduled shipment shall be forwarded to I3 as soon as possible prior to shipment and as mutually agreed from time to time.

3.7 Promptly upon its receipt at I3's facility, I3 shall inspect the Product and if the Product does not conform to the specification set out in Exhibit A (including calibration as provided in Section 2.2), I3 shall promptly notify NTP, in writing, of the non-compliance with specification. I3 and NTP shall immediately consult on the disposition of such non-conforming Product. Should NTP and I3 agree to discard such non-conforming Product, then NTP shall make immediate arrangements to replace, as soon as possible, such non-conforming Product. The burden of proof of non-compliance shall vest with I3 and if accepted by NTP (NTP shall not reject I3's request as long as such request is objective and reasonable), then NTP shall indemnify I3 for the cost of disposal and the replacement Product for that discarded shall be supplied at no extra cost to I3. Alternatively, the nonconforming product may be returned to NTP for disposal at Seller's cost.

SECTION 4 - CONTAINERS FOR PRODUCT

4.1 Shipments of Product shall be delivered and transported in Type B(U) containers complying with US transport regulations for the transport of radioactive materials. NTP undertake to allocate a sufficient number of containers (five for one shipment per week) for use by I3 in accordance with growth in I3's purchase volume or change in shipping schedules which may arise and to cover emergency shipments. Such containers shall at all times remain the property of NTP.

4.2 Containers must be returned to NTP at I3's cost within 14 days of their receipt and unloading by I3. For containers received later than 14 days after their unloading at I3, a demurrage fee at a rate of US$ 150 per day will be charged.

4.3 Risk of loss of containers shall pass to I3 on an FCA basis upon delivery of Product to the airport of departure and risk of loss shall revert back to NTP upon their return of containers as set out below.

4.4 I3 shall return Seller's empty containers by prepaid airfreight to its appointed agent at the airport specified by it. Prior to return of containers, I3 shall advise NTP of shipment details regarding the delivery of containers, including air waybill number, flight number, date of shipment and serial numbers.

SECTION 5 - PRICE AND PAYMENT

5.1 The price payable by I3 for Product for the first term of this Agreement shall be as follows: For a minimum supply of * of Product per week, the unit price shall be * per curie at calibrated date and time. The calibration date and time above shall be in accordance with Section 2.2 (for clarity, 168 hours from 12:00 GMT + 2 hours on the day of dispatch from NTP). For quantities of equal to or more than * /week a price of * per Ci will apply. For quantities less than * /week the Price shall be * /Ci.

5.2 Prices and volumes for any subsequent term of this Agreement shall be agreed by I3 and NTP at least 60 days prior to the new term as per Section 12.

* The material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

5.3 NTP shall invoice I3 for each shipment of Product supplied by NTP in that month. Invoicing shall be in respect of the price applicable to Product upon the delivery of such conforming Product to I3 on a FCA basis, and in respect of container charges as the same become payable under this Agreement. I3 shall pay all commercial invoices for shipments of conforming Product in any given month within thirty (30) days following the date of the corresponding invoice.

5.4 The prices set forth above include packaging in accordance with international shipping regulations for Product and do not include taxes, duties or other imposts levied by any competent authority, which taxes, duties and imposts shall be borne by I3.

SECTION 6 - EMERGENCY ORDERS

If, on an occasional or exceptional basis, I3 requires Product to be delivered in different quantities or at different times or to a different location or with different pre-calibration, to that stipulated in this Agreement, then NTP will use commercially reasonable best efforts to comply with such request.

SECTION 7 - PRODUCT WARRANTIES

7.1 NTP warrants that Product delivered by it pursuant to this Agreement shall

(1) be free from defects in title, design, material and workmanship,

(2) conform to all specifications of Exhibit A of this Agreement,

(3) be of merchantable quality, and fit for the purposes for which it is being bought or which is indicated by I3 to NTP, and

(4) conform to the Good Manufacturing Practices and relevant manufacturer's Drug Master File (if it is filed by Seller).

7.2 I3 may reject any Product which does not conform to the above warranties and no charge shall be levied by NTP for any nonconforming Product provided that NTP is notified by I3 in writing and NTP accepts in writing (NTP shall not reject I3's notice as long as such request is objective and reasonable). NTP shall reimburse I3 for all shipping or disposal costs associated with the return or disposal of nonconforming Product. In the event of any

circumstance coming to the attention of NTP with regard to any deviation from specification disclosed by quality control tests carried out at the site of origin of Product, suppliers shall promptly inform I3 of such circumstance.

7.3 NTP shall retain and archive sample of each Product lot shipped hereunder for a period of four (4) weeks following its delivery.

7.4 The specifications of Product set out in Exhibit A may be amended only by a prior written agreement between NTP and I3 after the provision to I3 of free sample(s) of Product conforming to such amended specification sufficient in quantity to enable I3 to establish the suitability of such amended Product for use by I3.

7.5 The Parties shall negotiate and enter, at its earliest convenience, into a Quality Assurance Agreement in a form satisfactory to the Parties. This Quality Assurance Agreement may be amended from time to time as necessary to apply to supplies of Product under this Agreement.

SECTION 8 - FAILURE TO DELIVER

NTP shall provide notice to I3 by telephone (followed by written confirmation) as soon as reasonably possible in the event that a shortage of Product is anticipated or in case of foreseen late delivery. If NTP is at short notice unable to supply ordered Product, then NTP will do its best efforts to organize a back-up delivery from another supplier identified at some future date (if possible and appropriate) as NTP's Subcontractor in as far as I3 is able to register the change in delivery with its regulatory authorities .

Such back-up delivery, if feasible, is to be made at the same financial conditions for I3 as if such supply would have been performed directly by NTP. If such efforts fail to yield results or in case of late delivery exceeding 48 hours , NTP shall allow I3 the choice, either (1) to purchase the amount of such shortfall or delayed Product from any third party of its choice; in such case, I3 may, at its sole discretion, cancel the initial order equivalent to such shortfall or delayed Product or (2) request a late or non-delivery penalty in the form of a credit note from NTP to the full value of the shortfall and associated transport costs.

SECTION 9 - FORCE MAJEURE

9.1 No Party hereto shall be liable to the other Parties for default or delay in the delivery of Product or in the ordering of Product due to an Act of God, accident, fire, flood, storm, riot, sabotage, explosion, strike or labour disturbance (excluding a strike or labour disturbance involving Suppliers' facilities), national security requirement, governmental law, ordinance, rule or regulation, inability to obtain electricity or other type of energy, raw materials, labour, equipment or transportation, or any similar or different contingency beyond its reasonable control (collectively called "Event of Force Majeure").

9.2 Upon the occurrence of an Event of Force Majeure, the defaulting Party shall:

(1) Forthwith give notice to the other Party of the occurrence of such Event of Force Majeure;

(2) use its commercially reasonable best efforts to eliminate and/or minimize the effects of the Event of Force Majeure;

(3) Forthwith give notice to the other Party when such Event of Force Majeure has been eliminated, or has ceased to prevent the defaulting Party from fulfilling such obligations.

9.3 If an Event of Force Majeure affects only a part of the capacity of the defaulting Party, to produce and deliver Product, NTP shall use commercially reasonable best efforts pursuant to Section 8, and if NTP is nevertheless unable to fulfil I3's requirement, NTP shall allocate production and delivery of Product to I3 among the requirements of all its orders for Product at that time, including those coming from I3, based on a I3's average purchases in the three (3) month period prior to the time such Event of Force Majeure affected production and delivery.

SECTION 10 - CONFIDENTIALITY

Each Party shall maintain in confidence and safeguard all business and technical information which is disclosed by one Party to the other in connection with this Agreement and which is designated confidential at the time of disclosure. The obligations under this Section shall not apply to:

(1) information now in the public domain or which hereafter becomes available to the public through no fault of the receiving Party;

(2) Information already known to the receiving party at the time of disclosure;

(3) information disclosed to the receiving Party by any third party who has a right to make such a disclosure;

(4) information independently developed by the receiving Party through the work carried by its employees, agent, or representatives;

(5) information approved for release in writing by disclosing Party.

The obligation under this Section shall continue for five (5) years after the expiry or termination of this Agreement.

NTP agree that I3 may disclose information with its shareholders upon their request. This section shall survive termination or expiration of this Agreement.

SECTION 11 – INDEMNITY AND INSURANCE

11.1 Each party ("Indemnifying Party") shall indemnify the other ("Indemnified Party") in respect of any costs, losses, judgments or any other liabilities incurred by the Indemnified Party arising out of any, personal injury or death, or loss of or damage to property, suffered by a third party or by the Indemnified Party hereto, as a result of the negligent acts or omissions of, or breach of this Agreement by, the Indemnifying Party, its directors, officers, employees or agents, during the performance of the Indemnifying Party's obligations pursuant to this Agreement.

11.2 NTP shall maintain, at all times during the term of this Agreement, at their own expense, Product Liability Insurance with a per occurrence limit of not less than the equivalent of one million U.S. dollars ($1,000,000) under a liability policy and/or under an umbrella policy. NTP shall provide I3, on written request, with certificates evidencing such insurance as soon as practicable after the effective date of this Agreement and after subsequent renewals of the policies.

I3 will maintain, at all times during the term of this Agreement, at I3's own expense, Product Liability Insurance with a per occurrence limit of not less than the equivalent of one million U.S. dollars ($1,000,000) under a liability policy and/or under an umbrella policy. I3 will, on written request, provide NTP with certificates evidencing such insurance

as soon as practicable after the effective date of this Agreement and after subsequent renewals of the policies.

SECTION 12 - TERM

12.1 The term of this Agreement shall commence on the Effective Date of this Agreement and end on August 31, 2013 at midnight GMT. Each Party may terminate this Agreement by giving three (3) months written notice of termination prior to August 31, 2013 for any reason or prior to the end of each term in case the Parties would not agree on prices and volume of the Products to be purchased for the following term.

12.2 The prices of Product (see Section 5.1) will remain valid for the Term of the Agreement (12 months from 1 September 2010) and any changes will be communicated to I3 no later than 60 days prior to the expiry of the term of validity of the Price.

12.3 Should NTP and I3 agree on a new Agreement prior to August 31, 2013, then this Agreement shall terminate on the effective date of the new replacement Agreement.

SECTION 13 - NOTICE

13.1 All notices, demands and other communications by one party to the other with respect to this Agreement shall be made in writing by registered airmail, postage prepaid, or facsimile, or electronic mail, or personal delivery at the addresses below, or at such other address as may be notified by such other party pursuant to the provisions of this Article from time to time.

To I3: Full address (physical):
4137 Commerce Circle
Idaho Falls, ID. 83401
USA

Attention: Mr. Steve Laflin

To NTP:
NTP Radioisotopes (Pty)Ltd.
Building 1700,
Pelindaba

P.O. Box 582
PRETORIA
0001
South Africa
Attention: RG Von Gogh

13.2 All notices, demands and other communications mentioned above shall be deemed to have been given at the time of receipt when made by personal delivery, at the time of confirmation when made by facsimile or electronic mail, and seven (7) days after posting when made by registered airmail.

SECTION 14 - GENERAL TERMS

14.1 This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto. No Party shall be entitled to assign all or any of its rights or obligations under this Agreement without the consent of the other Party hereto which shall not be unreasonably withheld. Any transfer or assignment of this Agreement made without the consent as required herein shall be of no effect whatsoever.

14.2 This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof.

14.3 Any modification, or addition, to any of the terms and conditions of this Agreement shall not be effective unless in writing and signed by the duly authorized representatives of all Parties.

14.4 If any provision of this Agreement is found to be unenforceable under any of the laws or regulations applicable thereto, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, it will be substituted with such provision as will most fully realize the intent of the Parties as expressed in this Agreement, to the fullest extent permitted by law.

14.5 This Agreement shall be of no effect and shall not become binding on each Party until signed by the duly authorized representatives of all Parties.

14.6 The waiver of strict compliance or performance of any of the terms of this Agreement or of any breach thereof on the part of each Party shall not be held or deemed to be a waiver of:

(1) Any subsequent failure to comply strictly with or perform the same or any other term and condition of this Agreement; or

(2) Any subsequent breach hereof.

14.7 This Agreement shall be governed by and construed in accordance with the laws of England without reference to its choice of law rules.

14.8 Any and all disputes arising from this Agreement shall be amicably and promptly settled upon consultation among the Parties. The parties agree that if an amicable settlement is not reached within sixty (60) days after commencing consultation, the disputes shall be settled by arbitration in London (according to the rules of Arbitration of the International Chamber of Commerce as in force on the execution date of this Agreement by one arbitrator appointed in accordance with the said rules). The proceedings shall be conducted in English language at the headquarters of the International Chamber of Commerce. The award sentence shall be final and binding upon the Parties and may be enforced in any court having jurisdiction.

14.9 HARDSHIP

Where there is a substantial change in the economic environment having presided over the elaboration of this Agreement, such as the market price of the Product and if these eventualities are considered as possibly rendering the terms and conditions of this Agreement unfair and unreasonable (price under this Agreement being more than five percent (5%) over or below the market price of same products by competitors through a period of time of at least three (3) months) the Parties agree that they will re-negotiate it in good faith and adjust or alter such terms or conditions immediately. Parties would be required to provide documentation as proof of Hardship.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

THUS DONE AND SIGNED by NTP in the presence of the undersigned witnesses:

SIGNED AT Pelindaba THIS 3rd DAY OF August 2010

WITNESSES:

1. ____________________

2. ____________________

____
For NTP: RG von Gogh
and duly authorised thereto

THUS DONE AND SIGNED by International Isotopes Idaho, Inc. in the presence of the undersigned witnesses:

SIGNED AT Idaho Falls THIS 4TH DAY OF August 2010

WITNESSES:

1. ____________________

2. ____________________

____
For I3: Steve Laflin
and duly authorised thereto

EXHIBIT A

Product Specifications

NTP warrants that the Product complies with the following minimum specifications:

Radionuclidic Purity:	$^{131}I \geq 99.9\%$	
In particular	$^{95}Nb : {}^{131}I$	$\leq 10^{-3}$
	$^{95}Zr : {}^{131}I$	$\leq 10^{-3}$
	$^{132}I : {}^{131}I$	$\leq 10^{-3}$
	$^{133}I : {}^{131}I$	$\leq 10^{-3}$

Radiochemical purity:	Iodide ≥95 % with reducing agent added
Specific activity:	≥ 222 GBq/mg of iodine
Decay mode:	(β,γ)
Half-life period:	8.02 days
Energy decay max.:	364 keV
Activity concentration:	> 1 Ci/ml solution (negotiable)
Chemical formulation:	NaOH (Sodium Hydroxide): 0.05 M - 0.025 M *$Na_2S_2O_3$ (Sodium Thiosulphate): 0.001 M (0.16g/ml) Essential carrier free
Containment:	10 or20 ml glass vial with rubber septum
Shipment:	Type A- or Type B(U)-container

*** The buyer may wish to exclude the reducing agent which may result in a variation in the radiochemical purity.**